EXHIBIT 10.1

CONFIDENTIAL AND PROPRIETARY

March [    ], 2012

[Name of Executive]

Re: RSU Grants and Waiver of Certain KEESA Rights

Dear [Name]:

As you know, Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a wholly-owned subsidiary of Tyco (“Flow Control”), Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Flow Control (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned subsidiary of AcquisitionCo (“Merger Sub”), and Pentair, Inc., a Minnesota corporation (the “Company”) are contemplating entering into a merger agreement (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will become a wholly owned subsidiary of Flow Control.

The Company has determined that the consummation of the Merger will constitute (i) a “Change of Control” for purposes of the Company’s 2008 Omnibus Stock Incentive Plan, as Amended and Restated (the “Omnibus Plan”), and (ii) a “Change in Control of the Company” for purposes of the Key Executive Employment and Severance Agreement, dated as of [            ], by and between you and the Company (the “KEESA”).

In consideration of the foregoing, and in order to induce Tyco and Flow Control to enter into the Merger Agreement and Flow Control to consummate the Merger, you hereby agree that, except as set forth below, notwithstanding anything to the contrary contained in the Omnibus Plan, the KEESA or any award agreement between you and the Company, you hereby waive (i) your right under Section 16(c)(i) and (ii) of the Omnibus Plan and Sections 3(b)(i) and 3(b)(ii) of the KEESA (and any similar provision of any award agreement) to accelerated vesting solely as a result of the consummation of the Merger with respect to all the equity awards granted to you under the Omnibus Plan that remain outstanding as of the Merger (the “Equity Awards”)[,] [and] (ii) your right under Section 16(c)(iii) of the Omnibus Plan and Section 3(b)(iii) of the KEESA (and any similar provision of any award agreement) to accelerated vesting solely as a result of the consummation of the Merger with respect to all the cash performance units granted to you under the Omnibus Plan that remain outstanding as of the Merger (the “Cash Performance Units”, and together with the Equity Awards, the “Awards”) [and (iii) your right to terminate your employment for “Good Reason” (as defined in the KEESA) pursuant to the provisions of

Section 1(l)(viii) of the KEESA] (the “Waiver”). The Company agrees that, prior to and following the Merger, the Awards shall continue to vest and be payable in accordance with their normal terms, except as described above; provided that (a) each Cash Performance Unit shall vest and be payable without regard to any performance or incentive requirements applicable to such awards prior to the consummation of the Merger, with the value of such Cash Performance Units determined based on the deemed achievement of all applicable performance conditions at 100% of target (without pro-ration) and (b) each Award shall vest in full in the event of a termination of your employment for “Good Reason” or without “Cause”, in each case, as defined in and subject to the provisions of the KEESA; provided, further, that, subject to the immediately following paragraph, in the event that, as a result of the Waiver, your Company restricted stock units or Cash Performance Units constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and you are a “specified employee” within the meaning of Section 409A of the Code at the time of your termination of employment, any payment to you in respect of such Awards shall be made on the first day of the seventh month following the month in which your Separation from Service (as defined in your KEESA) occurs, without interest thereon; provided however, that if on the date of your Separation from Service neither the Company nor any other entity that is considered a “service recipient” with respect to you within the meaning of Section 409A of the Code has any stock that is publicly traded on an established securities market within the meaning of Code Regulation Section 1.897-1(m) or otherwise, then such payment shall be made to you within ten business days of the date of termination.

Notwithstanding the foregoing, to the extent that, as of immediately prior to the Merger, any of your outstanding Company restricted stock units (“Company RSUs”) constitute “deferred compensation” within the meaning of Section 409A of Code (including as a result of you meeting the criteria for such Company RSUs to vest upon your “Retirement” prior to their regularly scheduled vesting date), the Waiver shall not apply to such Company RSUs, and they shall vest and be settled by delivery to you of shares upon consummation of the Merger in accordance with their terms, except that (x) 50% of the shares delivered to you upon settlement of such Company RSUs shall be immediately transferable by you without restriction (including dispositions in order to fund your tax liabilities in connection with such settlement of Company RSUs) and (y) the remainder of such shares (the “Lock-Up Shares”) shall not be transferable (whether by disposition, assignment, pledge, encumbrance or otherwise) until the date on which such Company RSUs would have otherwise vested and been settled in the absence of this letter agreement (excluding any accelerated vesting as a result of the consummation of the Merger) and subject to the existing terms and conditions thereon. You agree to (i) enter into additional agreements as reasonably requested by the Company to give effect to the restrictions on transfer described in the immediately preceding sentence and (ii) make a valid election under Section 83(b) of the Code in connection with your receipt of the Lock-Up Shares.

In consideration for your past and expected future services to the Company, the Company shall make a grant of restricted stock units (the “Founders RSUs”) to you in connection with the consummation of the Merger with a grant date value of $[•]. In addition, in consideration for your entry into this letter agreement and the Waiver, the Company shall make an additional grant of restricted stock units (the “Additional RSUs”) to you in connection with the consummation of the Merger with a grant date value of $[•]. The Founders RSUs and Additional RSUs shall each vest, subject to your continued employment, in two equal installments on each of the third and fourth anniversaries of the consummation of the Merger, subject, in each case, to earlier pro-rata vesting (based on the portion of the four-year vesting period then elapsed) in the event your employment is terminated by you for “Good Reason”, by the Company without “Cause” or as a result of your death or disability, in each case, as defined in and subject to the provisions of the KEESA. Such Founders RSUs and Additional RSUs shall not be taken in consideration for purposes of determining the Company’s compliance with the provisions of Section 5(e) of the KEESA.

Nothing contained in this letter agreement shall (i) be considered a waiver of any other compensation or benefits to which you may be entitled (including, without limitation, any rights you may have to payments under the Company’s Executive Officer Performance Plan in connection with the Merger or any rights you may otherwise have under the KEESA) or a waiver of any of your rights under the Omnibus Plan or the KEESA under circumstances different than those described herein with respect to the Merger or (ii) affect your eligibility to participate or level of participation in any of the Company’s other compensation or benefit plans including, without limitation, your eligibility to receive annual equity compensation awards.

Please indicate your agreement with the foregoing by signing this letter agreement below.

This letter agreement shall become effective upon the date hereof, but shall terminate and be null and void ab initio and of no force and effect (including the Company’s obligation to grant the Founders RSUs and Additional RSUs) if the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated.

We appreciate your continued efforts on behalf of the Company.

[Signature Page Follows]

Sincerely,

Pentair, Inc.

By:
Name
Title

Acknowledged and agreed as of the date

first above written:

Name:

[Signature Page to Waiver Letter Agreement]